As filed with the Securities and Exchange Commission on December 18, 2009.
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
(Exact name of registrant as specified in its charter)

Kingdom of Spain	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Plaza de San Nicolás, 4 48005 Bilbao, Spain (Address of Principal Executive Offices)
____________________________

2007 Restricted Share and Unit Plan of Compass Bancshares, Inc.
Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan
(Full title of plan)
____________________________

Emilio de las Heras Muela
Banco Bilbao Vizcaya Argentaria, S.A.
New York Branch
1345 Avenue of the Americas, 45th Fl
New York, NY 10105

  (Name and address of agent for service)

(212) 728-1660
(Telephone number, including area code, of agent for service)
____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)
____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary shares, nominal value €0.49 per share	1,842,916 shares	$18.17	$33,485,784	$1,868.51

(1)
American Depositary Shares, evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby (the “BBVA ADS”), have been registered under separate registration statements on Form F-6 (Registration No. 333-11920 and 333-142862). Each BBVA ADS represents one ordinary share.

(2)
Represents 1,692,916 ordinary shares reserved for awards of BBVA ADSs under the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc. and 150,000 ordinary shares reserved for awards of BBVA ADSs under the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan. The BBVA ADSs to be awarded under each of these plans will be acquired in open market purchases or in private transactions. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to include such additional ordinary shares as may be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the provisions of the plan covered hereby.

(3)
Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of BBVA ADSs on the New York Stock Exchange on December 16, 2009.

EXPLANATORY NOTE

Banco Bilbao Vizcaya Argentaria, S.A. (the “Registrant”) filed a Registration Statement on Form S-8 on February 11, 2008 (Registration No. 333-149157) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,706,004 ordinary shares, nominal value €0.49 per share (“Ordinary Shares”), of which 1,320,911 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc. (formerly entitled the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries) and 385,093 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

On November 23, 2009, the Compensation Committee of the Board of Directors of Compass Bancshares, Inc. voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,842,916 Ordinary Shares (the “Additional Shares”) for purposes of reserving 1,692,916 Additional Shares for awards of BBVA ADSs under the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc. and 150,000 Additional Shares for awards of BBVA ADSs under the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.  An aggregate of 3,013,827 Ordinary Shares are reserved for awards of BBVA ADSs under the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc. and an aggregate of 535,093 Ordinary Shares are reserved for awards of BBVA ADSs under the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.  The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register such Additional Shares.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates the contents of the Prior Registration Statement, except as the same may be modified by the information set forth on this Registration Statement.

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, as filed with the Commission on April 2, 2009 (File No. 001-10110).

All documents filed and, to the extent indicated therein, furnished by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.    Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation).

4.2	Form of Amendment Number One to the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries.

4.3	Form of Amendment Number Two to the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries.

4.4	Form of Amendment Number One to the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

5
The BBVA ADSs awarded to participants in the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries and the Compass Bancshares Inc. Local Directors Compensation and Business Development Plan will be acquired in open market purchases at prevailing market prices or in private transactions.  Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid, Spain, on the 18th day of December, 2009.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/Juan Ignacio Apoita Gordo
Name:	Juan Ignacio Apoita Gordo
Title:	Chief Human Resources & Services Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of Banco Bilbao Vizcaya Argentaria, S.A., or both, as authorized representative of Banco Bilbao Vizcaya Argentaria, S.A. or otherwise) constitutes and appoints Juan Ignacio Apoita Gordo, Manuel Sánchez Rodríguez and Emilo Juan de las Heras Muela, and each of them, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments) and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Francisco González Rodriguez
Francisco González Rodríguez	Chairman of the Board of Directors and Chief Executive Officer	December 18, 2009

/s/ Angel Cano Fernández
Ángel Cano Fernández	President and Chief Operating Officer	December 18, 2009

/s/ Tomás Alfaro Drake
Tomás Alfaro Drake	Director	December 18, 2009

/s/ Juan Carlos Álvarez Mezquíriz
Juan Carlos Álvarez Mezquíriz	Director	December 18, 2009

/s/ Rafael Bermejo Blanco
Rafael Bermejo Blanco	Director	December 18, 2009

/s/ Ramón Bustamante y de la Mora
Ramón Bustamante y de la Mora	Director	December 18, 2009

/s/ José Antonio Fernández Rivero
José Antonio Fernández Rivero	Director	December 18, 2009

/s/ Ignacio Ferrero Jordi
Ignacio Ferrero Jordi	Director	December 18, 2009

/s/Román Knörr Borrás
Román Knörr Borrás	Director	December 18, 2009

/s/ Carlos Loring Martínez de Irujo
Carlos Loring Martínez de Irujo	Director	December 18, 2009

/s/ José Maldonado Ramos
José Maldonado Ramos	Director and General Secretary	December 18, 2009

/s/ Enrique Medina Fernández
Enrique Medina Fernández	Director	December 18, 2009

/s/ Susana Rodríguez Vidarte
Susana Rodríguez Vidarte	Director	December 18, 2009

/s/ Manuel González Cid
Manuel González Cid	Chief Financial Officer	December 18, 2009

/s/ Javier Malagón Navas
Javier Malagón Navas	Chief Accounting Officer	December 18, 2009

/s/ Emilo Juan de las Heras Muela
Emilo Juan de las Heras Muela	Authorized Representative of Banco Bilbao Vizcaya Argentaria, S.A. in the United States	December 18, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation).

4.2	Form of Amendment Number One to the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries.

4.3	Form of Amendment Number Two to the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries.

4.4	Form of Amendment Number One to the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

5
The BBVA ADSs awarded to participants in the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries and the Compass Bancshares Inc. Local Directors Compensation and Business Development Plan will be acquired in open market purchases at prevailing market prices or in private transactions.  Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature pages).